Exhibit 10.2
HANA BIOSCIENCES, INC.

March 13, 2008	7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
Ph. (650) 588-6784
Fax. (650) 228-2754

Dear Anne,

I am delighted to offer you the position of Vice President, Chief Medical Officer at Hana Biosciences, Inc. You will report to Steven R. Deitcher, M.D., President and Chief Executive Officer. Your start date with the Company will be on or before Tuesday April 1, 2008.

Your base salary will be $335,000 per year (gross, less legally required withholding and other required deductions, and any deductions that you voluntarily authorize in writing), paid semi-monthly. Your target under our bonus program, conditional upon approval from Hana’s Board of Directors, and additionally based upon your performance as judged by your manager, will be 40% of your pro-rated base salary for the remainder of the calendar year in which you start.

You will also be provided a “Sign-on Bonus” of $25,000 (gross, less legally required withholding and other required deductions, and any deductions that you voluntarily authorize in writing). If you remain continuously employed through the first anniversary of your start date, you will have no obligation to repay the Sign-on Bonus to the Company. However, prior to your first anniversary, if you voluntarily resign from employment, or the Company terminates your employment for “cause” (defined below), you agree to repay the Sign-on Bonus in full to the Company.

As an additional benefit of this offer, Hana will also make a one-time “Payment” in the amount of up to $10,000 (gross) to help defray the cost of the relocation expenses that you will incur for packing your household items, moving them here, and relocating your two automobiles. The Payment will be paid directly to the vendor(s) whom you hire for relocation assistance upon your providing us with their invoices or statements. If you remain continuously employed through the second anniversary of your start date, you will have no obligation to repay the Payment to the Company. However, prior to your second anniversary, if you voluntarily resign from employment, or the company terminates your employment for “cause” (defined below), you agree to repay the Payment in full to the Company.

If you become obligated to repay Hana either or both the Sign-on Bonus or the Payment, by signing below to accept our offer of employment, you hereby voluntarily authorize Hana to withhold such amounts from your final paycheck, including from payment of any accrued but unused vacation balance that you have on your last day of employment. You will remain obligated to the Company for the balance of any obligation(s) that remain(s) due after this withholding.

You will also be granted an option to purchase 200,000 shares of Hana stock which vest in equal annual installments over three years commencing on the first anniversary of your start of employment. The price of your options will be the closing price of Hana common stock, as reported on Nasdaq, on the last business day prior to your first day of employment. Future options will be granted per guidelines then in place for all employees of the company, based on performance and contributions as determined by the company’s Board of Directors.

If your employment with Hana is terminated by Hana without “cause,” or if you terminate your employment with Hana for “good reason,” then you shall be entitled to continue receiving your then current annualized base salary for a period of six months following such termination, and the Company also will forgive any obligation that you may then still have to repay the Payment and Sign-on Bonus; provided, however, Hana shall have no obligation to pay any compensation or other consideration following the termination of your employment unless you execute a separate agreement releasing Hana and entities and persons associated with Hana from any and all claims relating to or in connection with your employment, including the termination of your employment. For purposes of this letter, the term “cause” means any of the following actions committed by you:

(1)	Willful and repeated failure, disregard or refusal by you to perform your employment duties;

(2)
Willful, intentional or grossly negligent act by you having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of Hana or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of Hana or its affiliates;

(3)
Willful misconduct by you in respect of you duties or obligations, including, without limitation, insubordination with respect to lawful directions received by you from the Chief Executive Officer, unless such direction was contrary to directions given by the Board;

(4)	Your conviction of any felony or a misdemeanor involving a crime of moral turpitude (including entry of a nolo contendere plea);

(5)
Hana's determination based upon clear and convincing evidence, after a reasonable and good-faith investigation following a written allegation by another Hana employee, that you engaged in material harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(6)	Any misappropriation or embezzlement by you of Hana’s (or its affiliates’) property (whether or not a misdemeanor or felony); or

(7)
A material breach by you of any of your obligations under any other agreement or Hana policy, including, without limitation, Hana’s code of ethics, employee manual and any invention assignment, confidentiality and non-solicitation agreement(s).

Provided, however, Hana will have cause to terminate your employment for your acts or omissions under paragraphs 1, 3, or 7 that are repeated or continue for, or you fail to correct after, 30 calendar days have passed from the date on which you receive written notice from the Company of any such act or omission.

For purposes of this letter, the term “good reason” means (i) a reduction in your annual base salary or annual target bonus rate or a material reduction in the benefits provided to you by Hana taken as a whole, in each case without your consent, but not if all senior executives of Hana incur any such reduction in compensation or other benefits; or (ii) a significant reduction in your duties and responsibilities; provided, however, that an event shall not constitute “good reason” unless you first notify Hana of such event in writing (including by email) within 30 days of the date you became aware of such event and the event is not corrected by Hana to your reasonable satisfaction within 30 days of the date of your written notice to Hana.

Hana Biosciences, Inc. provides its employees with a benefit package, paid medical, dental, life and disability programs, you will be eligible to participate in our 401k plan and Employee Stock Purchase Plan. You will also be entitled to 3 weeks of vacation pro-rated for the remainder of the calendar year in which you start. This offer of employment is also conditioned upon your entry into an invention assignment, confidentiality and non-solicitation agreement, in the Company’s standard form.

Even though some provisions in this offer letter refer to future dates, they are only reference points for certain events that are scheduled for as long as you are employed. Your employment with Hana is for an indefinite term, and nothing in this Letter modifies your at-will employment relationship with the Company. This offer expires on March 16, 2008.

Anne, I believe you will make a significant contribution to Hana, and that we will in turn provide an environment where you will grow, learn and thrive. The entire Hana team looks forward to the opportunity to work with you.

Sincerely yours,

/s/ Steven R. Deitcher

Steven R. Deitcher, M.D. President, CEO, and Board Member

Accepted: /s/ Anne E. Hagey

Date: March 16, 2008 Title

Start Date: April 23, 2008